Exhibit 2.2

LETTER AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on 29 October, 2021.

WHEREAS:

(A)	The following parties entered into an Implementation Agreement on 1 July, 2021 (the “Implementation Agreement”):
1)

ATOTECH LIMITED, a registered public company incorporated and existing under the laws of Jersey with registered number 127906 and whose registered office is at 3rd Floor, 44 Esplanade St, Helier Jersey JE4 9WG (the “Company”); and

2)	MKS INSTRUMENTS, INC., a corporation incorporated in Massachusetts with registered number 042277512 and whose office is at 2 Tech Drive, Suite 201, Andover, Massachusetts 01810 (“MKS”),

pursuant to which MKS has agreed to acquire the entire issued and to be issued share capital of the Company (the “Acquisition”).

(B)

The Acquisition is to be implemented by means of a members’ scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 (as amended) (the “Scheme”), which requires the approval of the registered members of the Company at a Court Meeting and a General Meeting and the sanction of the Royal Court of Jersey (the “Court”).

(C)	On 8 October, 2021, the following corporation was incorporated as an indirect, wholly owned subsidiary of MKS in connection with the Acquisition:
1)

ATOTECH MANUFACTURING, INC., a corporation incorporated in Delaware with registered number 6271002 and whose office is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, which corporation is an indirect wholly-owned subsidiary of MKS (the “Bidco” and, together with the Company and MKS, the “Parties”).

(D)

The Parties wish to enter into this Agreement to set out certain additional terms relating to the implementation of the Acquisition including, in accordance with Section 16.3 of the Implementation Agreement, amending and restating Schedule 1 to the Implementation Agreement in order to authorize and direct the Company to take all actions required to partially accelerate the vesting of certain Company RSU Awards and Company PSU Awards, provided that the Effective Date occurs on or before 31 December 2021.

(E)	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Implementation Agreement.

IT IS AGREED:

1.	Implementation
1.1	MKS and the Company hereby agree that Bidco, acting as nominee for MKS, shall acquire the entire issued and to be issued share capital of the Company pursuant to the Scheme.

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1.2	MKS shall remain liable for the performance (or for procuring the performance by Bidco) of its obligations under the Implementation Agreement and the Scheme.
1.3	Bidco shall provide any such undertakings, evidence or confirmations as may be required by the Court in connection with the Acquisition or the implementation of the Scheme.
2.	Amendment and restatement of Schedule 1
2.1	Schedule 1 to the Implementation Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.
3.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement, but all the counterparts together shall constitute but one and the same instrument.

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This Agreement has been entered into on the date stated at the beginning of it.

ATOTECH LIMITED
By:	/s/ Geoffrey Wild
	Name:	Geoffrey Wild
	Title:	Chief Executive Officer

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MKS INSTRUMENTS, INC.
By:	/s/ John T.C. Lee
Name:	John T.C. Lee
Title:	President and Chief Executive Officer

4

ATOTECH MANUFACTURING, INC.
By:	/s/ Kathleen F. Burke
Name:	Kathleen F. Burke
Title:	Secretary

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EXHIBIT A

AMENDED AND RESTATED

SCHEDULE 1

TREATMENT OF COMPANY INCENTIVE PLANS

In this Amended and Restated Schedule 1, each of the following expressions shall have the following meaning:

“Acquirer RSU Award” means an award of restricted stock units granted to an Acquirer Stock Plan Eligible Participant pursuant to the Acquirer Stock Plan, which award (a) may be settled in Acquirer Shares and/or cash at the sole discretion of the Acquirer, (b) will not provide for dividend equivalent rights and (c) shall otherwise be subject to the terms and conditions of the appropriate form of award agreement evidencing restricted stock unit awards granted under the Acquirer Stock Plan, a copy of which must be accepted by such Acquirer Stock Plan Eligible Participant as a condition of such award.

“Acquirer Stock Plan” means the Acquirer’s 2014 Stock Incentive Plan or its successor.

“Acquirer Stock Plan Eligible Participant” means the former holder of a Company RSU Award, Company PSU Award or Company Shares acquired under the MSP who, immediately following the Effective Date, is eligible to participate in the Acquirer Stock Plan in accordance with its terms and to whom an award pursuant to the Acquirer Stock Plan may be granted in compliance with the applicable Law of the jurisdiction in which such former holder resides.

“Award Exchange Ratio” means a fraction, the numerator of which is the fair market value of the Consideration payable per Company Share and the denominator of which is the average closing price per Acquirer Share reported on the Nasdaq Stock Market on the 10 trading days immediately preceding the Effective Date. The fair market value of the Share Consideration component of the Consideration shall be determined by the average closing price per Acquirer Share reported on the Nasdaq Stock Market on the 10 trading days immediately preceding the Effective Date.

“Company Option” means an option award to purchase Company Shares granted pursuant to a Company Share Plan other than the MSP.

“Company PSU Award” means an award of restricted share units granted pursuant to a Company Share Plan that is subject to performance-based vesting conditions.

“Company PSU Grant Notice” means, with respect to a Company PSU Award, the Performance Restricted Share Unit Grant Notice evidencing such Company PSU Award.

“Company RSU Award” means an award of restricted share units granted pursuant to a Company Share Plan that is subject solely to time-based vesting conditions.

“Company Share Plan” means each of (i) the Company’s 2021 Incentive Award Plan, as amended (the “Company 2021 Plan”), (ii) the Atotech UK Topco Limited Options Plan, as amended, and share options granted thereunder, as converted into share options subject to the terms and conditions of the Company 2021 Plan, and (iii) the MSP.

“In-the-Money Option” means a Company Option that has an exercise price per Company Share that is less than the Consideration per Company Share.

“MSP” means the Company’s Nonqualified Employee Stock Purchase and Matching Share Subplan, as amended, a subplan of the Company 2021 Plan.

“Per Share Consideration Cash Value” means the fair market value of the Consideration payable per Common Share, in connection with which the fair market value of the Share Consideration component of the Consideration shall be determined by the average closing price per Acquirer Share reported on the Nasdaq Stock Market on the 10 trading days immediately preceding the Effective Date.

1.1	Treatment of Company Options.
(a)

No outstanding Company Option (whether vested or unvested) shall be assumed by, continued in effect, or replaced by the Acquirer pursuant to or in connection with the transactions contemplated by this Agreement. Prior to the Effective Date, the Company shall take all actions required to cause each Company Option that is outstanding and unexercised as of immediately prior to the Effective Date to become vested in full immediately prior to the Effective Date. Upon the Effective Date, pursuant to the terms of the Company Share Plans and subject to the terms and conditions of this Agreement, each Company Option that is outstanding and unexercised immediately prior to the Effective Date shall be (by virtue of the Acquisition and without any action on the part of any person) cancelled and extinguished. Each cancelled Company Option that is an In-the-Money Option shall be converted automatically and entirely into the right of the former holder thereof to receive an amount of consideration (the “Option Consideration”) in cash equal to the product obtained by multiplying (i) the number of Company Shares subject to such cancelled Company Option by (ii) the positive difference between (x) the Per Share Consideration Cash Value and (y) the exercise price per Company Share subject to such Company Option, in each case to be paid in accordance with Clause 1.1(b) of this Schedule 1. Each Company Option that is not an In-the-Money Option shall, in accordance with the terms of the Company Share Plans, be cancelled and extinguished without the payment of consideration with respect to such cancelled Company Option.

(b)

The Acquirer shall cause the applicable Option Consideration to be paid to each former holder of an In-the-Money Option on or about the first payroll date of the Company or applicable Affiliate thereof occurring at least 10 business days after the Effective Date. Such payment of Option Consideration (reduced by applicable Tax withholding) shall be made either (i) through the payroll systems of the Company or applicable Affiliate thereof to each former holder entitled to Option Consideration (other than any such holder with respect to which the Company and its Affiliates have no Tax withholding obligations), or (ii) in cash by the Company or applicable Affiliate thereof to each former holder entitled to Option Consideration with respect to which the Company and its Affiliates have no Tax withholding obligations. Conversion from United States Dollars to the currency used for the Company or applicable Affiliate shall follow established Company policy or practice.

1.2	Treatment of Company RSU Awards.
(a)

No outstanding Company RSU Award (whether vested or unvested) shall be assumed by or continued in effect by the Acquirer pursuant to or in connection with the transactions contemplated by this Agreement. Upon the Effective Date, pursuant to the terms of the Company Share Plans and subject to the terms and conditions of this Agreement, each Company RSU Award that is outstanding immediately prior to the Effective Date shall be (by virtue of the Acquisition and without any action on the part of any person) cancelled and extinguished without payment of consideration therefor, except as otherwise provided in accordance with Clause 1.2(c) of this Schedule 1. Prior to the Effective Date, the Company shall take all actions required to enable the cancellation of each Company RSU Award in accordance with the preceding sentence.

(b)

Prior to the Effective Date, the Company shall, with respect to each Company RSU Award that is outstanding and unvested in accordance with the terms of the grant notice and award agreement evidencing such Company RSU Award (together, the “Applicable RSU Agreement”):

(i)

determine the number of units (each an “RSU”) subject to such Company RSU Award that would vest in accordance with the terms of the Applicable RSU Agreement on any vesting date that would occur on or before January 1, 2022 if the Company RSU Award then remained outstanding and the holder thereof remained in a continuous employment or other service relationship with the Company or an Affiliate thereof through such vesting date; and

(ii)

take all actions required to cause the number of RSUs determined in accordance with Clause 1.2(b)(i) to become vested in full (each, an “Accelerated RSU”) immediately prior to the Effective Date if, and only if, the Effective Date occurs on or before December 31, 2021 and the continuous employment or other service relationship of the holder of such Company RSU Award with the Company or an Affiliate thereof has not terminated prior to the Effective Date.

(c)

If the Effective Date occurs on or before December 31, 2021, the Company shall not settle the Accelerated RSUs subject to a Company RSU Award by issuing Company Shares to the holder thereof. Rather, provided that the Effective Date occurs on or before December 31, 2021, upon the Effective Date and cancellation of such Company RSU Award in accordance with Clause 1.2(a) of this Schedule 1, each Accelerated RSU shall be converted automatically and entirely into the right of the former holder thereof to receive an amount of consideration (the “Accelerated RSU Consideration”) in cash equal to the product obtained by multiplying (i) the number of Accelerated RSUs subject to such cancelled Company RSU Award by (ii) the Per Share Consideration Cash Value, in each case to be paid in accordance with Clause 1.2(d) of this Schedule 1.

(d)

The Acquirer shall cause the applicable Accelerated RSU Consideration to be paid to each former holder of an Accelerated RSU on or prior to the first payroll date of the Company or applicable Affiliate thereof occurring at least 10 business days after the Effective Date. Such payment of Accelerated RSU Consideration (reduced by applicable Tax withholding) shall be made either (i) through the payroll systems of the Company or applicable Affiliate thereof to each former holder entitled to Accelerated RSU Consideration (other than any such holder with respect to which the Company and its Affiliates have no Tax withholding obligations), or (ii) in cash by the Company or applicable Affiliate thereof to each former holder entitled to Accelerated RSU Consideration with respect to which the Company and its Affiliates have no Tax withholding obligations. Conversion from United States Dollars to the currency used for the Company or applicable Affiliate shall follow established Company policy or practice.

(e)

As soon as practicable following the Effective Date, the Acquirer shall grant to each former holder of a cancelled Company RSU Award who is an Acquirer Stock Plan Eligible Participant an Acquirer RSU Award with respect to a number of whole Acquirer Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (i) the number of RSUs subject to the cancelled Company RSU Award that remained unvested in accordance with the terms of the Applicable RSU Agreement as of immediately prior to the Effective Date after deducting the number of Accelerated RSUs, if any, that were subject to such Company RSU Award by (ii) the Award Exchange Ratio. Each Acquirer RSU Award granted pursuant to this Clause 1.2(e) shall have the same vesting schedule as applied under the corresponding cancelled Company RSU Award to RSUs other than the Accelerated RSUs, if any. For the purposes of such vesting schedule, the holder of an Acquirer RSU Award granted pursuant to this Clause 1.2(e) will be credited with the period of employment or other service relationship of such holder with the Company or an Affiliate thereof during the vesting period of the corresponding cancelled Company RSU Award through the Effective Date, in addition to such holder’s continued employment or other service relationship with the Acquirer, the Company or an Affiliate thereof following the Effective Date.

(f)

Notwithstanding the foregoing, if either (i) a cancelled Company RSU Award was subject to the Law of a non-U.S. jurisdiction and the Acquirer reasonably determines that the cancelled Company RSU Award may not be replaced with an Acquirer RSU Award under the Law of such non-U.S. jurisdiction, or (ii) the former holder of a cancelled Company RSU Award is not an Acquirer Stock Plan Eligible Participant, then, in either such case, the Acquirer shall cause the grant to such former holder of a cash-based incentive award having such terms as the Acquirer reasonably determines will provide value substantially equivalent to the Acquirer RSU Award that would otherwise have been granted to such former holder.

1.3	Treatment of Company PSU Awards.
(a)

No outstanding Company PSU Award (whether vested or unvested) shall be assumed by or continued in effect by the Acquirer pursuant to or in connection with the transactions contemplated by this Agreement. Upon the Effective Date, pursuant to the terms of the Company Share Plans and subject to the terms and conditions of this Agreement, each Company PSU Award that is outstanding immediately prior to the Effective Date shall be (by virtue of the Acquisition and without any action on the part of any person) cancelled and extinguished without payment of consideration therefor, except as otherwise provided in accordance with Clause 1.3(c) of this Schedule 1. Prior to the Effective Date, the Company shall take all actions required to enable the cancellation of each Company PSU Award in accordance with the preceding sentence.

(b)

Prior to the Effective Date, the Company shall, with respect to each Company PSU Award that is outstanding and unvested in accordance with the terms of the Company PSU Grant Notice and award agreement evidencing such Company PSU Award (together, the “Applicable PSU Agreement”):

(i)

determine the number of units (each a “PSU”) subject to such Company PSU Award that would be earned in accordance with the terms of the Applicable PSU Agreement upon the completion of the “Performance Period” (as defined in the Applicable PSU Agreement) if the Company PSU Award then remained outstanding and the holder thereof remained in a continuous employment or other service relationship with the Company or an Affiliate thereof through completion of such Performance Period, assuming for this purpose that the number of earned PSUs would be the greater of (x) the “Target Number of PSUs” set forth in the Applicable PSU Agreement as of immediately prior to the Effective Date or (y) the number of PSUs that would have been earned based on actual performance through the earlier of December 31, 2021 or the Effective Date with respect to any

EBITDA-based performance goals for calendar year 2021, and assuming the target level of performance for any EBITDA-based performance goals for calendar years 2022 and 2023 and assuming the target level performance for any total shareholder return-based goals as described in the Applicable PSU Agreement for the Performance Period described in the Applicable PSU Agreement; and

(ii)

take all actions required to cause a number of PSUs equal to one-third (1/3) of the number of PSUs determined in accordance with Clause 1.3(b)(i) to become vested in full (each an “Accelerated PSU”) immediately prior to the Effective Date if, and only if, the Effective Date occurs on or before December 31, 2021 and the continuous employment or other service relationship of the holder of such Company PSU Award with the Company or an Affiliate thereof has not terminated prior to the Effective Date.

(c)

If the Effective Date occurs on or before December 31, 2021, the Company shall not settle the Accelerated PSUs subject to a Company PSU Award by issuing Company Shares to the holder thereof. Rather, provided that the Effective Date occurs on or before December 31, 2021, upon the Effective Date and cancellation of such Company PSU Award in accordance with Clause 1.3(a) of this Schedule 1, each Accelerated PSU shall be converted automatically and entirely into the right of the former holder thereof to receive an amount of consideration (the “Accelerated PSU Consideration”) in cash equal to the product obtained by multiplying (i) the number of Accelerated PSUs subject to such cancelled Company PSU Award by (ii) the Per Share Consideration Cash Value, in each case to be paid in accordance with Clause 1.3(d) of this Schedule 1.

(d)

The Acquirer shall cause the applicable Accelerated PSU Consideration to be paid to each former holder of an Accelerated PSU on or prior to the first payroll date of the Company or applicable Affiliate thereof occurring at least 10 business days after the Effective Date. Such payment of Accelerated PSU Consideration (reduced by applicable Tax withholding) shall be made either (i) through the payroll systems of the Company or applicable Affiliate thereof to each former holder entitled to Accelerated PSU Consideration (other than any such holder with respect to which the Company and its Affiliates have no Tax withholding obligations), or (ii) in cash by the Company or applicable Affiliate thereof to each former holder entitled to Accelerated PSU Consideration with respect to which the Company and its Affiliates have no Tax withholding obligations. Conversion from United States Dollars to the currency used for the Company or applicable Affiliate shall follow established Company policy or practice.

(e)

As soon as practicable following the Effective Date, the Acquirer shall grant to each former holder of a cancelled Company PSU Award who is an Acquirer Stock Plan Eligible Participant an Acquirer RSU Award with respect to a number of whole Acquirer Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (i) the number of PSUs determined with respect to such cancelled Company PSU Award in accordance with Clause 1.3(b)(i) of this Schedule 1 that remained unvested in accordance with the terms of the Applicable PSU Agreement as of immediately prior to the Effective Date after deducting the number of Accelerated PSUs, if any, that were subject to such Company PSU Award by (ii) the Award Exchange Ratio. Each Acquirer RSU Award granted pursuant to this Clause 1.3(e) shall vest based upon the holder’s continued employment or other service relationship in three (3) substantially equal annual installments (or two (2) substantially equal installments if a portion of the PSUs subject to the corresponding Company PSU Award became Accelerated PSUs in accordance with

Clause 1.3(b)(ii) of this Schedule 1) upon the 1st day of January immediately following the last day of each calendar year contained in the Performance Period described in the applicable Company PSU Grant Notice (or the final two calendar years of such Performance Period if a portion of the PSUs subject to the corresponding Company PSU Award became Accelerated PSUs in accordance with Clause 1.3(b)(ii) of this Schedule 1), but without regard to the performance goals to which the Company PSU Award was subject prior to the Effective Date. For the purposes of such vesting schedule, the holder of an Acquirer RSU Award granted pursuant to this Clause 1.3(e) will be credited with the period of employment or other service relationship of such holder with the Company or an Affiliate thereof during the Performance Period of the corresponding cancelled Company PSU Award through the Effective Date, in addition to such holder’s continued employment or other personal service relationship with the Acquirer, the Company or an Affiliate thereof following the Effective Date.

(f)

Notwithstanding the foregoing, if either (i) a cancelled Company PSU Award was subject to the Law of a non-U.S. jurisdiction and the Acquirer reasonably determines that the cancelled Company PSU Award may not be replaced with an Acquirer RSU Award under the Law of such non-U.S. jurisdiction, or (ii) the former holder of a cancelled Company PSU Award is not an Acquirer Stock Plan Eligible Participant, then the Acquirer shall cause the grant to such former holder of a cash-based incentive award having such terms as the Acquirer reasonably determines will provide value substantially equivalent to the Acquirer RSU Award that would otherwise have been granted to such former holder.

1.4	Treatment of MSP.
(a)

As soon as practicable following the date of this Agreement, the Company shall take all actions required to cause, effective as of the date of this Agreement, all offerings under the MSP as to which an acquisition date has not previously occurred to be terminated without the purchase of Company Shares and to suspend the MSP so that no further offerings commence under the MSP prior to the Effective Date. Further, prior to the Effective Date, the Company shall take all actions required to cause (i) the vesting in full, as of immediately prior to the Effective Date, of all outstanding and non-forfeited interests of MSP participants in “Matching Shares” (as defined in the MSP) as to which the applicable “Blocking Period” (as defined in the MSP) has not previously lapsed, and (ii) the issuance for the benefit of the applicable MSP participants of Company Shares with respect to such vested Matching Shares (if such Company Shares are not then otherwise issued and outstanding).

(b)

Upon the Effective Date, each participant in the MSP who then continues to hold Company Shares acquired pursuant to the MSP shall be entitled to receive with respect to such Company Shares the Consideration pursuant to the Acquisition upon the same terms and conditions as Company Shareholders generally. Notwithstanding the foregoing, if the delivery of Share Consideration is subject to the Law of a non-U.S. jurisdiction and the Acquirer reasonably determines that such Share Consideration may not be delivered under the Law of such non-U.S. jurisdiction, then, in lieu of such Share Consideration, the Acquirer shall provide for payment to holders in such non-U.S. jurisdiction of the fair market value of such Share Consideration determined by the average closing price per Acquirer Share reported on the Nasdaq Stock Market on the 10 trading days immediately preceding the Effective Date.

1.5	Termination of Company Share Plans.

On or prior to the Effective Date, the Company Board (or an authorized committee thereof) shall take all actions necessary to ensure that (a) the Company Share Plans shall be terminated as of the Effective Date (including by amending such Company Share Plans), (b) the provisions in any other plan or agreement providing for the issuance, transfer or grant of any interests in Company Shares shall terminate as of the Effective Date, and (c) no holder of a Company Option, Company RSU Award, Company PSU Award or any participant in any Company Share Plan or other plan or contract shall have any right thereunder to acquire any Company Shares after the Effective Date.

1.6	Withholding Taxes.

The Company, and on its behalf Acquirer, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any current or former holder of an interest under a Company Share Plan such Tax amounts as may be required to be deducted or withheld therefrom under any Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.7	Foreign Exchange.

All cash payments by the Acquirer pursuant to this Schedule 1, including the Acquirer’s determination of the fair market value of Acquirer Shares as of any date for purposes of payments to be made pursuant to this Schedule 1, will be determined in United States Dollars. The Acquirer will not be liable for changes in the value of such payments made in local currencies as a result of foreign exchange variations.

1.8	No Third-Party Beneficiaries.

The provisions of this Schedule 1 are solely for the benefit of the parties to this Agreement, and no holder of an interest in any Company Share Plan (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Schedule 1, express or implied, is intended to or shall confer upon any such persons any right, benefit or remedy of any nature whatsoever under or by reason of the provisions of this Schedule 1.

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